EXHIBIT 10.1

LICENSE AGREEMENT RELATING TO THE EXCLUSIVE RIGHT TO USE “SUINING SICHUAN ANGELIC” CERTIFIED TRADEMARK (ENGLISH TRANSLATION)

Date:  March 16, 2004

Party A: Sichuan Province Suining City DAR Association (“Party A”)

Party B: Suining Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si (“Party B”)

In connection with the application of the “Suining Sichuan Angelic” Certified Trademark, the Suining City government has approved the applicant to be Suining Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si. However, the National Trademark Bureau has requested the applicant to be Sichuan Province Suining City DAR Association. Both parties are aware of the large amount of manpower and resources that the application process requires, the need to improve the production, management, and quality of “Suining Sichuan Angelic,” to protect and enhance the domestic and international reputation of “Suining Sichuan Angelic,” and to protect end-users and consumers’ legal right. As a result, for good and valuable consideration, the receipt of which is hereby acknowledged, both parties agree to share profit on a pro rata basis and further agree on the following terms:

A. Party A’s Rights and Obligations. Party A agrees as follows:

1) To provide the materials related to Party A’s application for “Suining Sichuan Angelic” Certified Trademark.

2) To provide the “Suining Sichuan Angelic” farmlands and green houses.

3) To assist Party B to apply for “Suining Sichuan Angelic” Certified Trademark with the People’s Republic of China’s State Administration for Industry and Commerce.

B. Party B’s Rights and Obligations. Party B agrees as follows:

1) To prepare the application and related materials to apply for the “Suining Sichuan Angelic” Certified Trademark.

2) To pay for all cost related to the application for “Suining Sichuan Angelic” Certified Trademark.

C. Profits Pro Rata and Sharing of “Suining Sichuan Angelic” Certified Trademark.

After the successful application for and subject to receipt of the Certified Trademark, Party A shall own the “Suining Sichuan Angelic” Certified Trademark. Party A hereby grants to Party B the exclusive right to use, manage, and protect the Certified Trademark during the Term thereof. The profit sharing arrangement with respect to earnings related to the Certified Trademark shall be as follows: for the first 10 years after the successful application, Party B shall be entitled to retain 100% the earnings related to the Certified Trademark; at the beginning of the 11th year, Party B shall be entitled to retain 95% of the earnings related to the Certified Trademark and shall provide 5% of the earnings related to the Certified Trademark to Party A.

D. “Suining Sichuan Angelic” Certified Trademark Term.

The Parties agree that application shall be made to extend the term of the Certified Trademark prior to its expiration. After the extension has been granted, Party B shall continue to have the exclusive right to use, manage, and protect the Certified Trademark. Party B shall be responsible for all costs related to the extension process.

Party A: Sichuan Province Suining City DAR Association /s/ Wang, Jiayin________ President: Wang, Jiayin	Party B: Suining Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si /s/ Deng, Sulan__________ Manager: Deng, Sulan